Exhibit 14.1

English Translation of Code of Ethics

Instruction Manual

MODULE LEGAL AND COMPLIANCE	CODE 04-04-06
CHAPTER COMPLIANCE	DATE Feb. 27, 2009
SECTION Code of Ethics	PAGE 1/8

1.	PURPOSE
2.	SCOPE
3.	INTRODUCTION
4.	RESPONSIBILITIES
5.	PROFESSIONAL ETHICS
6.	CONFIDENTIALITY
7.	CONFLICT OF INTEREST
8.	PERSONAL INVESTMENTS
9.	INCLUSION IN THE CODE OF CONDUCT
10.	MONEY LAUNDERING PREVENTION
11.	SOCIAL RESPONSIBILITY
12.	PENALTIES
13.	FINAL PROVISIONS

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1.	PURPOSE

To present the Grupo Santander Brasil Code of Ethics.

2.	SCOPE

All employees of the companies comprising Grupo Santander Brasil.

3.	INTRODUCTION

The Code of Ethics is directed to all employees of the companies comprising Grupo Santander Brasil in order to serve as a guide in personal and professional activity. Employees must be familiar with it and make it known, observing and upholding its compliance. To that end, each employee must sign form 1367-S – Code of Ethics – Liability Agreement available on the Intranet.

The activity of employees of companies comprising the Grupo Santander Brasil shall be guided by ethical principles and rules of conduct that are in line with the company’s values.

This Code helps establish a standard for a respectful and transparent relationship with the aim of fulfilling the obligations assumed by Grupo Santander Brasil toward its customers, employees, shareholders, partners, and society as a whole. It shall, furthermore, be a guide for compliance with legal obligations and for maintaining commercial relationships established on the basis of the trust of clients and partners.

The standards of this Code do not revoke other specific rules, such as those expressed in the Grupo Santander Brasil Code of Conduct on the Securities Market.

4.	RESPONSIBILITIES

In performing his or her work, the employee, regardless of rank, is responsible for:

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complying with, and strictly assuring compliance with, legislation applicable to his or her activity, including acts and regulations issued by regulating bodies and internal standards and procedures established by Grupo Santander Brasil;

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respecting the interests of clients, providing them necessary and required information on the products and services offered, observing the procedures set forth in the Grupo Santander Brasil product regulations and manuals;

-	continuously improving Grupo Santander Brasil products and services;

-	serving customers with a high standard of quality, seeking to surpass their expectations;

-	seeking the best results for Grupo Santander Brasil, protecting its values and reputation;

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committing him or herself to Grupo Santander Brasil’s objectives, performing his or her duties in accordance with acceptable business practices, with loyalty to the institution, effectiveness, and optimization of resources, seeking to add value for clients, employees, and shareholders;

-	striving for personal and professional improvement of both him or herself and his or her subordinates, along with professional commitment;

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-	promoting fair competition in hiring labor and in compensating his or her employees;

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when entering into contracts with service provider companies, guaranteeing that the practices used by the latter are not contrary to the Grupo Santander Brasil Code of Ethics both in services provided and in relation to its employees;

-	notifying the Human Resources department of situations that constitute actions of discrimination or sexual harassment;

-	workplace bullying, or intimidation of any kind in relation to the external public or to fellow workers;

-	assuring the safety and health of the workplace;

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notifying his or her immediate superior of any failure to comply with this Code or with another specific code of conduct. The superior will send the description of the situation to the Compliance Department with his or her appraisal;

-	fulfill commitments made to customers, suppliers, government bodies, market partners, and work colleagues.

5.	PROFESSIONAL ETHICS

The employee shall maintain proper, impartial, and honest behavior in his or her personal and professional activity, based on the values of citizenship, dignity, work, respect, loyalty , decorum, industriousness, efficiency, and awareness of the principles that Grupo Santander Brasil wishes to be practiced and preserved.

Therefore the employee shall:

In internal relationships

-	assume the responsibilities inherent in his or her job;

-	comply with legal and regulatory provisions applicable to his or her professional activity;

-	perform his or her work while bearing in mind the interests and objectives of Grupo Santander Brasil;

-	respect intellectual property, preventing the unauthorized or non-licensed use of works, programs, ideas, and products registered or patented by Grupo Santander Brasil and/or by third parties;

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maintain available to Grupo Santander Brasil, even after his or her departure from the organization, materials related to courses, projects, programs and systems created, developed, used or received in his or her activities, recognizing that Grupo Santander holds and retains intellectual property over them;

-	foster and encourage mechanisms for improving internal communication;

-	respect lines of authority and act toward all with attention, courtesy, and loyalty;

-	notify his or her superior, forthrightly and appropriately, of the operation and relevant events in activities within his or her competence;

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-	report, along the appropriate lines of authority, on any lawfully obtained fact or information that may be of interest to Grupo Santander Brasil;

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not be involved, on behalf of Grupo Santander Brasil, in transactions connected or related to his or her personal or family interests. If his or her participation is absolutely necessary, submit assessment to his or her immediate superior, who must obtain approval from the proper levels.

In relationships with Government Agencies

-	maintain an attitude of active collaboration with the authorities, in keeping with his or her professional duty to exercise foresight; and

-	avoid unlawful financial dealings.

In relationships with Customers and Suppliers

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constantly focus on and investigate customers’ expectations and degree of satisfaction, following the best standards for providing services, aligning them to the principles established by the Policies and Rules in Contracting Operations and Provision of Services to Grupo Santander Brasil customers;

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not use, in his or her personal or professional relations, his or her role as a result of position, function, work, standing, authority, and influence in order to obtain personal advantages or advantages for other people;

-	assure that his or her personal influences have no influence on analyses, actions, or professional consulting performed in the name of Grupo Santander Brasil;

-	refuse offers that could constitute improper personal advantage linked to any type of revenue or commission originating in, or resulting from, operations in the name of Grupo Santander Brasil;

-	observe the standards and procedures established in the Grupo Santander Brasil instruction manuals in contracting suppliers, provision of services, and sale of products to customers.

6.	CONFIDENTIALITY

Financial institutions are legally obligated to maintain the confidentiality of information provided by customers.

Thus the employee shall:

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maintain confidentiality with regard to lending and borrowing operations, and services provided by the Bank to its customers and providers, divulging information only in situations where legally permitted;

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refrain from providing information, supplying confidential documents, divulging data, news or information about the Grupo Santander Brasil, except under authorization from superiors, by checking with the appropriate levels in the chain of authority, or by court order. In case of doubt, consult current legislation, and when information is lacking, the legal department.

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maintain confidentiality of information, even after leaving the Organization, aware that Grupo Santander Brasil may take appropriate measures in response to a breach of the obligation of confidentiality.

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7.	CONFLICT OF INTEREST

The employee must avoid situations in which his or her personal interests may conflict with those of Grupo Santander Brasil and its customers, and commits him or herself to:

In the work environment

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not provide service of any nature to organizations other than Grupo Santander Brasil without prior authorization. The request for authorization must be made in writing to one’s immediate superior. In case of doubt or dilemmas about possible conflicts of interest, the manager must send the request for authorization to the Compliance Department, including his or her opinion;

-	not use Grupo Santander Brasil’s resources (knowledge, installations, equipment, supplies, information, electronic means, Internet, and others) for personal gain or that of third parties;

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before hiring, transferring, or recommending relatives for hire, obtain from the Compliance Department, evaluation of possible conflicts of interest resulting from the family relationship. Relatives are defined as: father, mother, children, siblings, brothers and sisters-in-law, spouse, stepfather and stepmother, stepchildren, partners, cousins, uncles and aunts, fathers and mothers-in-law, sons and daughters-in-law, nephews and nieces, and grandchildren;

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refuse positions in which a relative may influence or affect his or her work (example: direct or indirect subordination, department having direct relationship in work, commercial area, and risks, etc.). The employee must inform the Compliance Department of any change in the situation of relationship that produces conflict of interest in performing his or her work;

-	the rules in the two previous paragraphs also apply to service providers;

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not exercise on the premises of Grupo Santander Brasil partisan political activities or religious instruction that may interfere in the smooth functioning of his or her professional activities and those of his or her fellow workers. Employee involvement in charitable, philanthropic, civic, labor union, religious, political, social, or cultural organizations do not constitute conflict of interest, provided the activities do not conflict with the workday.

In relationships with Customers and Providers

-	interrelate with providers of goods and services objectively and impartially to the benefit of the interests of Grupo Santander Brasil and showing respect for the interests of those involved;

-	observe Grupo Santander Brasil’s ethical standards when making toasts or offering homage to customers and suppliers at social events;

-	refuse presents from customers or suppliers, directly or indirectly, with values over US$100.00 (one hundred American dollars), including cash.

-	Excluded from the prohibition of acceptance are:

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gifts of no commercial value which are part of the communication strategy of the customer, partner, or supplier, are widely distributed, and are customarily offered to all who have a commercial relationship with the supplier, partner, or customer;

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business invitations, such as lunches, dinners, or social, cultural, and sports events, when they are current business practices of the supplier, partner, or customer and are within proper and reasonable limits;

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▪	gifts for particular occasions (birthday, marriage, anniversary etc.), provided they do not exceed US$100.00 (one hundred American dollars);

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bonuses, compensations, or indemnifications received from civic or charitable organizations of which the employee is a board member or an active member provided it is previously authorized by the Compliance Department;

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report the receiving of presents or invitations on trips worth more than the amount established to his or her immediate superior, who shall send the inquiry on the procedures to be adopted to the Compliance Department;

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not ask personally or through third parties for money on loan from suppliers, employees, and customers. Arranging loans must be done through credit companies whose regular activities include granting loans and/or financing;

-	not condition or link the performance of a financial operation for the customer to any other product or service offered by Grupo Santander Brasil.

8.	PERSONAL INVESTMENTS

The making of personal investments by the employee must be based solely on publicly available information. The use of confidential information obtained by reason of, or during, his or her professional activity is prohibited by Grupo Santander Brasil.

Investments made by the employee in the securities market must be based on criteria of investment as opposed to speculation; for that reason the investment must be held for at least 30 days.

In operations on one’s own behalf, excessive debt or holding speculative shares may undermine professional activities. Steps should be taken to prevent situations of risk to personal interest from influencing analyses, decisions, or professional advisory services given in the name of Grupo Santander Brasil.

The employee may not make personal investments in the following situations:

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when the counterpart is a customer or supplier, with the exception of purchases of shares whose securities are negotiated on the stock market and whose assets are part of indexes negotiated on the Sao Paulo Stock Exchange (Bovespa);

-	when the employee knows the investment holdings of Grupo Santander Brasil in assets, except for shares of companies with large volumes traded on stock markets;

-	through transactions on which the employee has information that may affect the prices of securities and that has been obtained through professional activities in Grupo Santander Brasil;

-	through transactions in investments that may have a harmful effect on the customer’s interests because of the employee making use of privileged information;

-	through transactions in which personal interests are being placed above the interests of Grupo Santander Brasil and its customers.

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-	with regard to shares of Grupo Santander companies, under no circumstance shall the employee:

▪	take advantage of privileged information, which is regarded as that which has not been divulged to the public through independent communication;

▪	operate in the short run (less than 30 days) benefiting from speculative movements;

▪	perform operations within one month before the annual, semi-annual, or quarterly results are announced for Grupo Santander;

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make agreements under any circumstance with competitors that may affect the price of transactions or commercial policies and/or may constitute unfair competition. Spreading rumors with the aim of benefiting from the reaction of the market is absolutely prohibited;

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perform operations at rates or prices not in line with those prevailing on the market at the time. Should it be necessary to make investments at a non-market rate or price, the operation must first be authorized by the Compliance Department.

The restrictions of personal investments with use of confidential and/or privileged information, apply to individuals and legal entities directly related to the employee. Should there be questions, consult the Compliance Department.

9.	INCLUSION IN THE CODE OF CONDUCT

Grupo Santander Brasil includes in the definition of “Covered Persons,” the professionals who perform the following work:

-	members of the Grupo Santander Brasil Executive Committee;

-	operators of any kind of market;

-	investment managers;

-	market analysts;

-	persons assigned or bound, or employees who work at structuring products in the departments of Treasury, CIB and Asset Management;

-	other persons or departments that, for any reason, are regarded by the Compliance Department as Covered.

If he or she is regarded as a “Covered Person,” the employee must read the specific Grupo Santander Brasil Code of Conduct for securities markets and sign the agreement of commitment for that code.

10.	PREVENTION OF MONEY LAUNDERING

Recognizing the importance of the fight against organized crime and working together to prevent money laundering, all employees must:

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be familiar with and apply the Grupo Santander Brasil standards and internal procedures related to the prevention of money laundering set forth in the Money Laundering Prevention Manual, available on the Intranet;

-	immediately report any operation that may be considered suspect because it provides indications or certainty that it is related to money laundering.

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11.	SOCIAL RESPONSIBILITY

Employees are encouraged to be involved in volunteer activities of community support and preservation of the environment.

12.	PENALTIES

Grupo Santander Brasil uses various means for detecting possible violations of this code. Employees should be aware that any violation may result in disciplinary action, including termination of the labor contract for just cause.

13.	FINAL PROVISIONS

The Code of Ethics does not revoke the specific codes in effect in Grupo Santander Brasil and other standards and regulations, provided that they do not conflict with this Code.

For any questions about the content of this Code, access the Intranet for more information.

/C	Compliance